Exhibit 10.4
EXECUTION COPY
This document was prepared by,
and after recording,
return to:
Sidley Austin LLP
555 West Fifth Street, 40th Floor
Los Angeles, CA 90013
Attn: Brian C. Flavell, Esq.
DEED TO SECURE DEBT, SECURITY AGREEMENT AND ASSIGNMENT OF LEASES,
RENTS AND SECURITY DEPOSITS
Dated as of February 4, 2011
from
SOUTHWEST GEORGIA ETHANOL, LLC
as Grantor
to
WESTLB AG, NEW YORK BRANCH, as Collateral Agent, as Grantee
THIS INSTRUMENT IS TO BE FILED IN THE REAL ESTATE RECORDS OF MITCHELL COUNTY, GEORGIA.
THIS SECURITY DEED IS MADE UNDER O.C.G.A SECTION 44-14-60 ET. SEQ. AND AMENDATORY ACTS THEREOF AS A CONVEYANCE TO SECURE DEBT AND SHALL ALSO BE CONSIDERED A SECURITY AGREEMENT UNDER THE UNIFORM COMMERCIAL CODE AS ADOPTED IN GEORGIA.
THIS INSTRUMENT SECURES THE OBLIGATION OF THE GRANTOR TO REPAY THE PRINCIPAL AMOUNT OF UP TO TEN MILLION DOLLARS ($10,000,000) AND PERFORM ALL THE OTHER OBLIGATIONS AS SUCH TERM IS DEFINED IN THE CREDIT AGREEMENT REFERRED TO BELOW (THE “OBLIGATIONS”). THE MATURITY DATE OF THE OBLIGATIONS IS AUGUST 4, 2011.

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DEED TO SECURE DEBT, SECURITY AGREEMENT AND ASSIGNMENT OF
LEASES, RENTS
AND SECURITY DEPOSITS
THIS Deed to Secure Debt, Security Agreement and Assignment of Leases, Rents and Security Deposits, dated as of February 4, 2011 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Deed to Secure Debt”), encumbers both real and personal property, contains an after-acquired property clause and secures present and future loans and advances.
THIS Deed to Secure Debt is executed by Southwest Georgia Ethanol, LLC, a Georgia limited liability company and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (as defined in the Credit Agreement referred to below), as Grantor (“Grantor”), having an address at 4615 Back Nine Road, Pelham, GA 31779, and WestLB AG, New York Branch, having an address at 7 World Trade Center, 250 Greenwich Street, New York, New York 10007, as Collateral Agent for the Senior Secured Parties as described under the Credit Agreement referred to below (together with its successors and assigns, “Grantee”).
W I T N E S S E T H:
WHEREAS, Grantor is the owner of certain real property located in Mitchell County, Georgia, more particularly described on Exhibit A annexed hereto (the “Land”).
WHEREAS, on February 1, 2011, Grantor commenced Chapter 11 Case No. 11-10145 — JDW (the “Chapter 11 Case”) by filing a voluntary petition for reorganization under the Bankruptcy Code with the United States Bankruptcy Court for the Middle District of Georgia and Grantor continues to operate its business and manage its properties as a debtor and debtor in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;
WHEREAS, pursuant to that certain Debtor-In-Possession Credit Agreement, of even date herewith (the “Credit Agreement”), among Grantor, WestLB AG, New York Branch, Farm Credit Bank of Texas and AgFirst Farm Credit Bank as lenders (along with their respective successors and assigns as lenders under the Credit Agreement, the “Lenders”) and Grantee, as administrative agent for the Lenders and as collateral agent for the Senior Secured Parties (as such term is defined in the Credit Agreement), the Lenders have agreed to provide a senior secured, superpriority credit facility to Grantor in a principal amount of up to Ten Million and 00/100 Dollars ($10,000,000.00).
WHEREAS, Grantor wishes to provide further assurance and security to Grantee and the Senior Secured Parties, and as required by the Credit Agreement, Grantee and the Senior Secured Parties are requiring that Grantor grant to Grantee, on behalf of the Senior Secured Parties, a security interest in and upon the Property (as hereinafter defined) to secure all of the Grantor’s Obligations under the Credit Agreement, this Deed to Secure Debt and the Financing Documents, with the priority set forth in the Orders.
WHEREAS, the grant of such security interest and first priority lien has been authorized pursuant to sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code by the Interim Order and, after the entry thereof, will have been so authorized by the Final Order.

NOW, THEREFORE, with reference to the foregoing recitals, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby:
Grantor does hereby irrevocably grant, bargain, sell, convey, warrant, assign and transfer to Grantee, as Collateral Agent on behalf of the Senior Secured Parties including the Lenders, the following property, whether now owned or hereafter acquired by Grantor (collectively, the “Property”) for the purpose of securing the payment and performance of the Obligations:
(i)	all of Grantor’s right, title and interest in and to the Land, and any rights, entitlements, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, dower and right of dower, curtesy and right of curtesy, and all of Grantor’s right, title and interest in and to all transferable development rights arising therefrom or transferred thereto, and, to the extent assignable, all appurtenances to such property, including any now or hereafter belonging or in any way appertaining thereto, and all claims or demands of Grantor, either at law or in equity, in possession or expectancy, now or hereafter acquired, of in or to the same;

(ii)	all of Grantor’s right, title and interest in and to the Improvements, including any alterations thereto or replacements thereof, now or hereafter erected upon the Land;

(iii)	all of Grantor’s right, title and interest in and to all Fixtures now or at any time hereafter affixed to, attached to, placed upon or used in any way in connection with the use, occupancy, enjoyment, development, operation or ownership of the Land or the Improvements, together with any and all replacements thereof and additions thereto;

(iv)	all of Grantor’s right, title and interest in and to all Equipment and Personalty now or at any time hereafter located at the Land or the Improvements, together with any and all replacements thereof and additions thereto;

(v)	all of Grantor’s right, title and interest in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Real Property and the Equipment, hereafter acquired by or released to Grantor or constructed, assembled or placed by Grantor on the Real Property, and all annexations to realty of the security constituted thereby; immediately upon such acquisition, release, construction, assembling, placement or annexation, as the case may be, and in each such case, without any further mortgage, conveyance, assignment or other act by Grantor, any of such extensions, improvements, betterments, renewals, substitutes and replacements shall become subject to the lien of this Deed to Secure Debt as fully and completely, and with the same effect, as though now owned by Grantor and specifically described herein;

(vi)	all of Grantor’s right, title and interest in and to all easements, streets, roads, alleys, passages, rights of way, air rights, lateral support, drainage rights, options to purchase, utility rights, privileges, franchises, servitudes, easements, tenements, hereditaments, and appurtenances now or hereafter belonging or appertaining to any of the foregoing or to the Land; all mineral, mining, gravel, oil, gas, hydrocarbon substances and other rights to produce or share in the production of anything related to such property, all drainage, crop, timber, agricultural, and horticultural rights with respect to such property; and all o f Grantor’s right, title and interest in and to any streets, ways, alleys, roadbeds, inclines, tunnels, culverts, strips or gores of land adjoining or serving the Land or any part thereof, in each case whether now owned or hereafter acquired by Grantor;

(vii)	all of Grantor’s right, title and interest in and to all of the real estate and personal property tax refunds or rebates or charges in lieu of taxes now or hereafter assessed or levied against the Real Property or any other part of the Property, including interest thereon, and the right to receive the same, whether such refunds or rebates relate to fiscal periods before or during the term of this Deed to Secure Debt, payable to Grantor with respect to the Land or the Improvements, and refunds, credits or reimbursements payable with respect to bonds, escrow accounts or other sums payable in connection with the use, occupation, enjoyment, development, or operation of the Land or the Improvements;

(viii)	all of Grantor’s right, title and interest in and to all Leases affecting the use of the Land now or hereafter entered into and Rents;

(ix)	all of Grantor’s right, title and interest in and to all insurance policies and the proceeds thereof, now or hereafter in effect with respect to the Real Property or the UCC Collateral, including any and all title and property insurance proceeds, and all unearned premiums and premium refunds, accrued, accruing or to accrue under such insurance policies, and all of Grantor’s right, title and interest in and to all proceeds, judgments, claims, compensation, awards or payments made for any taking of or damage to all or any part of the Real Property or the UCC Collateral by eminent domain or condemnation, or by any purchase in lieu thereof, and all awards resulting from a change of grade of streets or for severance damages, and all other proceeds of the conversion, voluntary or involuntary, of any of the Property into cash or other liquidated claims, and all judgments, damages, awards, settlements and compensation (including interest thereon) heretofore or hereafter made to the present and all subsequent owners of the Property or any part thereof for any injury to or decrease in the value thereof for any reason;

(x)	to the extent assignable, and with respect to contracts and agreements, excluding those which by their terms or by operation of Law prohibit or do not allow assignment or which would become void or terminable by the counterparty thereto solely by virtue of the grant made herein (the “Excluded Contracts”), all of Grantor’s right, title and interest in and to all abstracts of title, plans, specifications, operating manuals, computer programs, computer data, maps, surveys, studies, reports, permits and licenses, records, plans, designs, drawings, surveys, title insurance policies, agreements, contract rights, approvals (but excluding any Governmental Approval which by its terms or by operation of Law would become void, voidable, terminable or revocable if mortgaged, pledged or assigned hereunder or if a security interest granted hereunder is expressly excepted and excluded from the Lien and terms of this Deed to Secure Debt to the extent necessary so as to avoid such voidness, avoidability, terminability or revocability), actions, appraisals, architectural, engineering and construction contracts, books of account, insurance policies and other documents, of whatever kind or character, relating to the Real Property;

(xi)	all of Grantor’s right, title and interest in and to all present and future Leases, Property Agreements, Contracts (in each case other than Excluded Contracts), and all Proceeds and Receivables, the proceeds from the sale, transfer, disposition, conveyance or refinancing of all or any portion of the Property and other benefits paid or payable and to become due or payable to Grantor in respect of the use, occupancy, license or possession of any portion or portions of the Property;

(xii)	all of Grantor’s right, as and to the extent set forth in the Credit Agreement, in the name and on behalf of Grantor, to appear in and defend any action or proceeding brought with respect to the Property, and to commence any action or proceeding to protect the interest of Grantor in the Property;.

(xiii)	rights, titles, interests, estates or other claims, both in law and in equity, which Grantor now has or may hereafter acquire in the Real Property or in and to any greater estate in the Real Property or in and to any greater estate in the Property;

(xiv)	all of Grantor’s right, title and interest in and to all property hereafter acquired or constructed by Grantor located at or used in connection with the Land of the type described in the foregoing granting clauses which shall forthwith, upon acquisition or construction thereof by Grantor and without any act or deed by Grantor or Grantee, become subject to the lien of this Deed to Secure Debt as if such property were now owned by Grantor and were specifically described in this Deed to Secure Debt and were specifically conveyed or encumbered hereby;

(xv)	all of Grantor’s right, title and interest in and to accessions, additions or attachments to, and all receipts, issues, profits, proceeds and products arising from, any of the foregoing and any and all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims;

(xvi)	all of Grantor’s right, title and interest in and to all Inventory now, or at any time hereafter located at the Land or the Improvements or used in any way in connection with the use, occupancy, enjoyment, development or operation of the Land or the Improvements, together with any and all replacements thereof and additions thereto, together with all of Grantor’s right, title and interest in and to all Accounts;

(xvii)	Grantor’s interest, if any, in and to all pipelines and pipeline gathering systems used in connection with the Project lying on, in or across lands or any part thereof located in Mitchell County, Georgia, together with all equipment, fittings, fixtures, pipe, machinery, pumps, appliances, valves, meters, tanks and other personal or real property appertaining to said pipeline gathering systems and all tenements, hereditaments and appurtenances now owned or hereafter acquired in connection therewith together with all rights of way, servitudes, easements and permits for said pipeline gathering systems; and

(xviii)	All water, water rights, ditches, ditch rights, and all other entitlements of any kind to water for beneficial uses on, or otherwise appurtenant to, the Property, including without limitation, groundwater, surface water and storage water together with all claims, applications, permits, licenses, decrees, shares, certificates or contracts representing same.
“Property,” including each component thereof shall be expressly interpreted as meaning all or, where the context permits or requires, any portion of the above, and all or, where the context permits or requires, any interest of Grantor therein.
AND without limiting any of the other provisions of this Deed to Secure Debt, Grantor expressly grants to Grantee, as secured party for itself and for the ratable benefit of the Senior Secured Parties including the Lenders, a security interest in the portion of the Property which is or may be subject to the provisions of the Uniform Commercial Code as in effect from time to time in the state in which the Real Property is located (as the same may have been or may hereafter be amended, the “Uniform Commercial Code”) which are applicable to secured transactions; it being understood and agreed that the Improvements and Fixtures are part and parcel of the Real Property and appropriated to the use thereof and, whether affixed or annexed to the Real Property or not, shall for the purposes of this Deed to Secure Debt be deemed conclusively to be real estate and conveyed hereby.
TO HAVE AND TO HOLD as provided herein, the above granted and described Property unto and to Grantee, and the successors and assigns of the Grantee in fee simple, forever, for itself and for the ratable benefit of the Senior Secured Parties and their respective assigns and successors forever, in each case subject to Section 7.18 hereof.
This Deed to Secure Debt is intended to operate and is to be construed as a deed passing the title to the Property to Grantee and is made under those provisions of the existing laws of the State of Georgia relating to deeds to secure debt, and not as a mortgage, and is given to secure the payment of the Obligations.
During the pendency of the Chapter 11 Case, any inconsistency between the terms of this Deed to Secure Debt and the Bankruptcy Code shall be resolved in favor of the Bankruptcy Code.
AND TO PROTECT THE SECURITY OF THIS DEED TO SECURE DEBT, Grantor hereby agrees as follows:

ARTICLE I
DEFINITIONS
1.1 Definitions. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement. As used herein, the following terms shall have the following meanings:
“Credit Agreement” shall have the meaning set forth in the Recitals of this Deed to Secure Debt.
“Contracts” means all contracts to which the Grantor now is, or hereafter will be, bound, or a party, Grantee or assignee, including exhibits thereto, and all other instruments, agreements and documents executed and delivered with respect to such contracts, all consents, and all revenues, rentals, Proceeds and other sums of money due and to become due from any of the foregoing, as the same may be modified, supplemented or amended from time to time in accordance with their terms.
“Deed to Secure Debt” means this Deed to Secure Debt, Security Agreement and Assignment of Leases, Rents and Security Deposits, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Excluded Contracts” shall have the meaning set forth in the granting clauses of this Deed to Secure Debt.
“Equipment” means all “equipment,” as such term is defined in Article 9 of the Uniform Commercial Code, whether now owned or hereafter acquired by Grantor, including all machinery, appliances, apparatus, fittings, materials, equipment, pipes, pipelines (including meters, connections, values and associated equipment), tanks, mains, lines, pumps, cables, lines, wires, conduits, poles and related equipment, loading and unloading equipment, motors, switchboards, cleaning, fire prevention, fire extinguishing, cooling and ventilation equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Grantor and any and all additions, substitutions and replacements of any of the foregoing, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto. Notwithstanding the foregoing, Equipment shall not include any property belonging to tenants under leases except to the extent that Grantor shall have any right or interest therein.
“Fixtures” means all Equipment now owned, or the ownership of which is hereafter acquired, by Grantor that is deemed fixtures or real property under the law of the state in which the Real Property is located, including all building or construction materials intended for construction, reconstruction, alteration or repair of or installation on the Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or pemanently) any of the Improvements or the Real Property, including engines, devices for the operation of pumps, pipes, plumbing, cleaning, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, plumbing, laundry, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, cables, wires, pipelines (including meters, connections, valves and other associated equipment), conduits, mains, lines, ducts, fences, lighting fixtures, recreational equipment and facilities of all kinds, and water, gas, electrical, storm and sanitary sewer facilities, utility lines and electric transmission equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Grantor’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions for any of the foregoing and the proceeds thereof
“Grantee” shall have the meaning set forth in the Preamble of this Deed to Secure Debt.
“Grantor” shall have the meaning set forth in the Preamble of this Deed to Secure Debt.
“Improvements” means any and all buildings, structures, foundations, storage and other tanks, utility sheds, workrooms, towers, retention basins, generating units, pump stations, transformers, retaining walls, pipes, cables, landscaping, irrigation and drainage pipes and facilities, open parking areas, and all other structures, improvements and fixtures of every kind whatsoever, whether above or below the land surface, and whether permanent or temporary, and any and all additions, alterations, betterments or appurtenances thereto, and all renewals, substitutions or replacements now or at any time owned, or hereafter acquired by Grantor and situated, placed or constructed on, over or under the Real Property or any part thereof.
“Land” shall have the meaning set forth in the Recitals of this Deed to Secure Debt.
“Leases” means, collectively, any lease or ground lease, or, to the extent of the interest therein of Grantor, any sublease or subsublease, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which Grantor holds the interest of lessor, sublessor, subsublessor or licensor, as the case may be, and pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of the Property, and every modification, amendment or other agreement relating to such lease, ground lease, sublease, subsublease, license, concession or other agreement entered into in connection therewith, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party or parties thereto.
“Personalty” means all furniture, furnishings, machinery, goods, inventory, tools, supplies, appliances, general intangibles, contract rights, accounts (including, without limitation, the Accounts), accounts receivable, franchises, reserve accounts, escrows, documents, instruments, chattel paper, claims, deposits, licenses, trade names, trademarks, symbols, service marks, books, records, business names, company names, trade secrets, certificates and permits, and all other personal property of any kind or character whatsoever (as defined in and subject to the provisions of the Uniform Commercial Code), which are now or hereafter owned by Grantor and which are related to the Real Property, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof.

“Proceeds” means “proceeds” as such term is defined in the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law and, in any event, shall include, but shall not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Grantor from time to time, and claims for insurance, indemnity, warranty or guaranty effected or held for the benefit of Grantor, with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under color of Governmental Authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
“Property” shall have the meaning set forth in the granting clauses of this Deed to Secure Debt.
“Property Agreements” means all material option agreements, purchase and sale agreements, construction contracts, architect contracts, engineering contracts, service contracts, utility contracts, equipment leases, equipment maintenance contracts and equipment warranties, purchase contracts, purchase orders and similar agreements and all amendments thereto now or hereafter relating to any portion of the Property and entered into or assumed by or on behalf of Grantor.
“Real Property” means, collectively the Land, the Improvements and the Fixtures.
“Receivables” means any “account” as such term is defined in the Uniform Commercial Code and in any event shall include, but not be limited to, all of the Grantor’s rights to payment for goods sold or leased, or services performed, by the Grantor, whether now in existence or arising from time to time hereafter, including, without limitation, rights evidenced by an account, note, contract, contract rights (including any and all rights to liquidated damage payments), security agreement, chattel paper, or other evidence of indebtedness or security, together with (i) all security pledged, assigned, hypothecated or granted to the Grantor to secure the foregoing, (ii) all the Grantor’s right, title and interest in and to any goods, the sale of which gave rise thereto, (iii) all guarantees, warranties, endorsements, indemnifications or collateral on, or of, any of the foregoing, (iv) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith, (v) all books, correspondence, credit files, records, ledger cards, invoices, and other papers relating thereto, including without limitation all similar information stored on a magnetic medium or other similar storage device and other papers and documents in the possession or under the control of the Grantor or any computer bureau from time to time acting for the Grantor, (vi) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or Secured Parties, and certificates from filing or other registration officers, (vii) all credit information, reports and memoranda relating thereto, and (viii) all other writings related in any way to the foregoing.

“Rents” means all rents, issues, revenues, income, proceeds, profits, royalties, security (including all oil and gas or other hydrocarbon substances, earnings, receipts, revenues, accounts, accounts receivable, security deposits and other deposits (subject to the prior right of the tenants making such deposits)) and income, including fixed, additional and percentage rents, operating expense reimbursements, reimbursements for increases in taxes, sums paid by tenants to Grantor to reimburse Grantor for amounts originally paid or to be paid by Grantor or Grantor’s agents or affiliates for which such tenants were liable, as, for example, tenant improvements costs in excess of any work letter, lease takeover costs, moving expenses and tax and operating expense pass-throughs for which a tenant is solely liable, parking, maintenance, common area, tax, insurance, utility and service charges and contributions, deficiency rents and liquidated damages, and other benefits now or hereafter derived from any portion of the Real Property or the use, enjoyment, development, operation, ownership or occupancy thereof and all cash or security deposits, advance rentals, and all deposits or payments of a similar nature relating thereto, now or hereafter, including during any period of redemption, derived from the Real Property or any other portion of the Property, in each case pursuant to the Leases, and all proceeds from the cancellation, surrender, sale or other disposition of the Leases and other benefits paid or payable and to become due or payable to Grantor in respect of the use, occupation, enjoyment, development, operation or ownership of any portion or portions of the Property pursuant to the Leases.
“UCC Collateral” shall have the meaning set forth in Section 4.1 hereof.
“Uniform Commercial Code” shall have the meaning set forth in the Granting Clauses hereof.
1.2 Principles of Construction. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Deed to Secure Debt unless otherwise specified. Unless otherwise specified, the words “hereof” “herein” and “hereunder” and words of similar import when used in this Deed to Secure Debt shall refer to this Deed to Secure Debt as a whole and not to any particular provision of this Deed to Secure Debt. The words and phrases “including,” “shall include,” “inclusive of” and words and phrases of similar import shall be deemed to be followed by “without limitation” or “but not limited to.” Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. All persons stated in the masculine, feminine or neuter gender shall include other genders as appropriate.
ARTICLE II
GENERAL RIGHTS OF GRANTEE
2.1 General Rights of Grantee. Grantor hereby agrees with Grantee that Grantee may at any time and from time to time, without liability therefor, without notice and without affecting the liability of any person, including, without limitation, Grantor, for the payment or performance of any indebtedness secured by this Deed to Secure Debt, or the lien of this Deed to Secure Debt on the Property or any portion thereof: (i) release any person liable for the payment of any Obligations, extend the time or otherwise alter the terms of payment of any Obligations and make compositions or other arrangements with any debtor in relation thereto, alter, substitute, or release any portion of the Property or any other collateral securing any Obligations, and grant such other indulgences as Grantee may determine in its sole discretion; and (ii) consent to the making of any map or plat of the Real Property, join in granting any easements or creating any restrictions on the Real Property and join in any extension agreement or any agreement subordinating the lien or charge of this Deed to Secure Debt. The term “lien of this Deed to Secure Debt” or like terms used herein shall be deemed to mean the “security title and security interest granted by this Deed to Secure Debt”.

ARTICLE III
ABSOLUTE ASSIGNMENT OF LEASES AND RENTS
3.1 Absolute Assignment of Leases and Rents. Grantor absolutely and unconditionally assigns, transfers and sets over to Grantee all right, title and interest in and to all Rents and all other right, title and interest of Grantor created under or by virtue of any and all Leases and, with respect to the foregoing:
(a) Grantee grants to Grantor a license to collect, subject to the provisions herein, all Rents as they respectively become due, but not more than thirty (30) days in advance, and to enforce the agreements of the Leases, so long as an Event of Default has not occurred and is continuing;
(b) This absolute and present assignment shall be fully operative without any further action on the part of Grantor or Grantee and, specifically, Grantee shall be entitled, at its sole option, to all Rents whether or not Grantee takes possession of the Property, including, without limitation, all Rents in Grantor’s possession or control. Upon the occurrence and during the continuation of an Event of Default and whether before or after the institution of legal proceedings to foreclose this Deed to Secure Debt by action in any court or by exercise of the power of sale herein contained or before or after sale thereunder or during any period of redemption, Grantee, without regard to waste, adequacy of the security for the Obligations secured by this Deed to Secure Debt or the solvency of Grantor, may revoke the license granted Grantor hereunder to collect the Rents, and may, at its option, without notice and with or without taking possession of or entering the Property, either: (i) in person or by agent, with or without any action or proceeding, (A) enter upon, take possession of manage and operate the Property or any part thereof, in its own name or in the name of Grantor (provided, however, such entering upon and taking possession of the Property shall not be a condition precedent or limitation of Grantee’s right to collect the Rents); (B) give, or require Grantor to give, notice to any or all tenants under any Leases authorizing and directing the tenants to pay such Rents to Grantee; (C) sue for or otherwise collect all of the Rents (including those past due and unpaid or which are in Grantor’s possession or control at the time of such Event of Default) and apply the Rents as hereinafter provided; (D) enforce the payment of the Rents and exercise all of the rights of the landlord under the Leases and all of the rights of Grantee hereunder; (E) cancel, enforce or modify the Leases, and fix or modify Rents; (F) do any acts which Grantee deems proper to protect its security; (G) take all steps which may be desirable in Grantee’s judgment to complete any unfinished construction, and to operate and manage the Property; and (H) perform such other reasonable acts or repairs or protections as may be reasonably necessary or proper in Grantee’s sole judgment to conserve the value thereof; or (ii) apply for the appointment of a receiver in accordance with applicable Law, which receivership Grantor hereby consents to, who shall collect the Rents, and all other income of any kind; manage the Property so to prevent waste; execute Leases within or beyond the period of receivership, perform any of the other activities set forth in Section 3.1(b)(i) above and perform the other terms and conditions contained in this Deed to Secure Debt, the other Financing Documents and apply the Rents as hereinafter provided. The entering upon and taking of possession of the Property, the appointment of a receiver, and/or the collection and application of the Rents shall not cure or waive any Event of Default or notice of default hereunder or invalidate any act done pursuant to such notice. The purchaser at any foreclosure sale, including Grantee, shall have the right, at any time and without limitation as provided to advance money to any receiver appointed hereunder to pay any part or all of the items which the receiver would otherwise be authorized to pay if cash were available from the Property and the sum so advanced, with interest at the Default Rate, shall be a part of the sum required to be paid to redeem from any judicial foreclosure sale, in each case to the fullest extent permitted by applicable Law. The rights hereunder shall in no way be dependent upon and shall apply without regard to whether the Property is in danger of being lost, materially injured or damaged or whether the Property is adequate to discharge the Obligations secured by this Deed to Secure Debt;
(c) Any Rents collected pursuant to the terms of Section 3.1(b) above shall be applied in the manner set forth in Section 6.01(a) of the Accounts Agreement, as it may be amended from time to time. If the Property shall be foreclosed and sold pursuant to a judicial or non-judicial foreclosure sale, then in such event, the Rents, after application first as set forth in the preceding sentence, shall be applied to the fullest extent permitted by applicable Law as set forth in Section 8.12 of the Credit Agreement;
(d) Notwithstanding the right to collect the Rents, following the occurrence and during the continuation of an Event of Default, Grantor agrees that Grantee, and not Grantor, shall be and be deemed to be the creditor of each tenant with respect to assignments for the benefit of creditors and bankruptcy, arrangement, reorganization, insolvency, dissolution or receivership proceedings affecting such tenant, but without obligation on the part of Grantee, however, to file or make timely filings of claims in such proceedings or otherwise to pursue creditor’s rights therein;
(e) Grantor irrevocably consents that the tenant(s) under the Leases, upon demand and notice from Grantee to such tenant(s) of an Event of Default, shall pay all Rents under the Leases to Grantee without liability of the tenant(s) for the determination of the actual existence of any Event of Default claimed by Grantee. Grantor hereby irrevocably authorizes and directs the tenant(s), upon receipt of any notice of Grantee stating that an Event of Default exists, to pay to Grantee the Rents due and to become due under the Leases. Grantor agrees that the tenant(s) shall have the right to rely upon any such notices of Grantee and that tenant(s) shall pay such Rents to Grantee, without any obligation or without any right to inquire whether such Event of Default actually exists and notwithstanding any claim of or notice by Grantor to the contrary. Grantor shall have no claim against tenant(s) for any Rents paid by such tenant(s) to Grantee;
(f) Grantee shall have the right to assign Grantee’s right, title and interest in the Leases to any subsequent holder of this Deed to Secure Debt and to any person acquiring title to any of the Real Property through foreclosure or otherwise. After Grantor shall have been barred and foreclosed of all right, title, interest in the Land, no assignee of Grantor’s interest in the Leases shall be liable to account to Grantor for the Rents thereafter accruing;

(g) Nothing herein contained shall be construed to bind Grantee to the performance of any o f the terms or provisions contained in the Leases, or otherwise to impose any obligation on Grantee whatsoever. Prior to actual entry and taking possession of the Real Property by Grantee, this assignment shall not operate to make Grantee a “Grantee-in-possession” or to place any responsibility for the control, care, management, or repair of the Real Property (or any of the Property) upon Grantee;
(h) The Leases shall remain in full force and effect irrespective of any merger of the interest of the lessor and any tenant thereunder. Grantor shall, at the request of Grantee, execute such further assignments to Grantee of all Leases and Rents, as Grantee shall reasonably require, and provide to Grantee true and correct copies of all Leases and documents and instruments, executed in connection therewith; and
(i) It is the expressed intention of Grantor and Grantee that this Section 3.1 establish an absolute transfer and assignment of the Leases and Rents, and is not intended or given as additional security for the Obligations.
ARTICLE IV
SECURITY AGREEMENT
4.1 Rights to UCC Collateral under the Uniform Commercial Code. This Deed to Secure Debt is both a real property deed to secure debt and a “security agreement” within the meaning of the Uniform Commercial Code. The Property includes both real, leased and personal property and all other rights and interests, whether tangible or intangible in nature, of Grantor in the Property. Grantor, by executing and delivering this Deed to Secure Debt, has granted and does hereby grant to Grantee as security for the Obligations, a continuing security interest in the Property to the full extent that the Property may be subject to the Uniform Commercial Code (said portion of the Property so subject to the Uniform Commercial Code, the “UCC Collateral”) with the priority set forth in the Orders. If an Event of Default shall occur and be continuing, Grantee, in addition to any other rights and remedies which it may have, shall have, and may exercise immediately and without demand, any and all rights and remedies granted to a secured party under the Uniform Commercial Code, including the right to take possession of the UCC Collateral or any part thereof, and to take such other measures as Grantee may deem necessary for the care, protection and preservation of the UCC Collateral. Upon request or demand of Grantee, Grantor shall, at its expense, assemble the UCC Collateral and make it available to Grantee at a convenient place acceptable to Grantee. Grantor shall pay to Grantee on demand any and all reasonable expenses, including legal expenses and attorneys’ fees, incurred or paid by Grantee in protecting its interest in and to the UCC Collateral and in enforcing its rights hereunder with respect to the UCC Collateral. Any notice of sale, disposition or other intended action by Grantee with respect to the UCC Collateral sent to Grantor in accordance with the provisions hereof at least ten (10) Business Days prior to such action, shall, except as otherwise provided by applicable Law, constitute reasonable notice to Grantor. The proceeds of any disposition of the UCC Collateral, or any part thereof, may, except as otherwise required by applicable Law, be applied by Grantee to the payment of the Obligations in such priority and proportions set forth in the Credit Agreement. Grantor’s (the debtor’s) address and sole place of business and the address of Grantee (the secured party) are as set forth in Section 7 4 hereof.

4.2 Financing Statements. Portions of the Property are goods that are or are to become fixtures. The address of Grantor (the debtor) and the address of Grantee (the secured party) are as set forth in Section 7.4 hereof. Grantor is the record owner of the Land. Information concerning the security interest created by this Deed to Secure Debt may be obtained from the Grantee, as secured party, at its address set forth in Section 7.4 hereof. The Georgia limited liability company control number of Grantor is 07086820.
ARTICLE V
REPRESENTATIONS OF GRANTOR
5.1 Representations and Warranties. Grantor represents, covenants and warrants that:
(a) all Improvements now or hereafter located on the Property are, or will be, located entirely within the boundaries of the Land or on property in which Grantor now or hereafter possesses a valid interest;
(b) no portion of the Property is being used or occupied as the personal residence of Grantor and no residential units arc located on the Property; and
(c) Grantor is not using the Property for farming operations.
ARTICLE VI
DEFAULT AND FORECLOSURE
6.1 Remedies. Following the occurrence and during the continuation of an Event of Default, Grantee may, at Grantee’s election, take such action permitted at law or in equity, without notice or demand, as it deems advisable to protect and enforce its rights and the rights of the other Senior Secured Parties against Grantor and in and to the Property, subject to the Orders and in accordance with the requirements of applicable Law. Without limitation of the foregoing, Grantee may take any one or more of the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Grantee may, subject to the Orders, determine in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Grantee and without impairing any notice of default or election to cause the Property to be sold or any sale proceeding predicated thereon:
(a) demand, collect or realize upon all or any part of the Property and assemble or require Grantor to assemble all or any part of the Property;
(b) commence, appear in or defend any action or proceeding purporting to affect all or any part of the Property or the interests, rights, powers or duties of any Senior Secured Party therein, whether brought by or against Grantor, Grantee or any Senior Secured Party;
(c) pay, purchase, contest or compromise any claim, debt, lien, charge or encumbrance which in the reasonable judgment of Grantee may adversely affect the Property or the interest, rights, powers or duties of any Senior Secured Party therein;

(d) in such manner and to such extent as Grantee may deem necessary to protect the Property or the interests, rights, powers or duties of any Senior Secured Party therein, Grantee may by itself, its agents or attorneys, enter into and upon the Property or any part thereof or any other property at which the Property may be located without being deemed a “Grantee-in-possession” and take and hold exclusive possession of all or any part of the Property (which Grantor agrees to surrender) and exclude Grantor from the Property, and with or without the appointment of a receiver, whether appointed pursuant to Section 6.1(j), hereof or otherwise, (i) operate and manage the Property or any part thereof either itself or by other Persons, (ii) rent and lease the same, (iii) perform such acts of repair or protection as may be necessary or proper to conserve the value of the Property, (iv) make such useful additions, alterations, betterments and improvements to the Property as Grantee may reasonably deem advisable, (v) collect any and all income, Rents, issues, profits and proceeds from the Property, the same being hereby assigned and transferred to Grantee, and (vi) from time to time apply or accumulate such income, Rents, issues, profits and proceeds in such order and manner as Grantee shall determine, it being understood that the collection or receipt of income, Rents, issues, profits or proceeds from the Property after an Event of Default and election to cause the Property to be sold under and pursuant to the terms of this Deed to Secure Debt shall not affect or impair any Event of Default or election to cause the Property to be sold or any sale proceedings predicated thereon, but such proceedings may be conducted and sale effected notwithstanding the collection or receipt of any such income, Rents, issues, profits and proceeds;
(e) proceed by suit or suits at law or in equity or by any other appropriate proceedings or remedy to enforce payment of the Obligations or the performance of any other term hereof or any other right and sell the Property or any part of the Property at one or more public sale or sales before the door of the courthouse of the county in which the Property or any part of the Property is situated, to the highest bidder for cash, in order to pay the Obligations and all expenses of sale and of all proceedings in connection therewith including reasonable attorney’s fees, after advertising the time, place and terms of sale once a week for four (4) weeks immediately preceding such sale (but without regard to the number of days) in a newspaper in which Sheriff’s sales are advertised in said county. At any such public sale, Grantee may execute and deliver to the purchaser a conveyance of the Property or any part of the Property in fee simple, with full or limited warranties of title and to this end, Grantor hereby constitutes and appoints Grantee the agent and attorney-in-fact of Grantor to make such sale and conveyance, and thereby to divest Grantor of all right, title and equity that Grantor may have in and to the Property and to vest the same in the purchaser or purchasers at such sale or sales, and all the acts and doings of said agent and attorney-in-fact are hereby ratified and confirmed and any recitals in said conveyance or conveyances as to facts essential to a valid sale shall be binding upon Grantor. The aforesaid power of sale and agency hereby granted are coupled with an interest and are irrevocable by death or otherwise, are granted as cumulative of the other remedies provided hereby or by law for collection of the Obligations and shall not be exhausted by one exercise thereof but may be exercised until full payment of all of the Obligations. In the event of any sale under this Deed to Secure Debt by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Property may be sold as an entirety or in separate parcels and in such manner or order as Grantee in its sole discretion may elect, and if Grantee so elects, Grantee may sell the personal property covered by this Deed to Secure Debt at one or more separate sales in any manner permitted by the Uniform Commercial Code of the State of Georgia, and one or more exercises of the powers herein granted shall not extinguish nor exhaust such powers, until the entire Property are sold or the Obligations is paid in full. If the Obligations is now or hereafter further secured by any chattel mortgages, pledges, contracts of guaranty, assignments of lease or other security instruments, Grantee may at its option exhaust the remedies granted under any of said security instruments either concurrently or independently, and in such order as Grantee may determine.

Without limiting the foregoing, Grantee may, subject to the Orders, elect to cause the Property or any part thereof to be sold as follows:
(i) In connection with any sale or sales hereunder, Grantee shall be entitled to elect to treat any of the Property which consists of a right in action or which is property that can be severed from the Real Property covered hereby or any Improvements without causing structural damage thereto as if the same were personal property, and dispose of the same in accordance with applicable Law, separate and apart from the sale of Real Property. Where the Property consists of Real Property and Personalty, whether or not such Personalty is located on or within the Real Property, Grantee shall be entitled to elect to exercise rights and remedies against any or all of the Real Property and Personalty in such order, at such times and in such manner as is now or hereafter permitted by applicable Law;
(ii) Grantee shall be entitled to elect to proceed against any or all of the Real Property or Personalty in any manner permitted under applicable Law; and if Grantee so elects pursuant to applicable Law;
(iii) If the Property consists of several lots, parcels or items of property, Grantee, subject to applicable Law, may (A) designate the order in which such lots, parcels or items shall be offered for sale or sold, or (B) elect to sell such lots, parcels or items through a single sale, or through two or more successive sales, or in any other manner Grantee designates. Any person, including Grantor or Grantee, may purchase at any sale hereunder. Should Grantee desire that more than one sale or other disposition of the Property be conducted, Grantee shall, subject to applicable Law, cause such sales or dispositions to be conducted simultaneously, or successively, on the same day, or at such different days or times and in such order as Grantee may designate, and no such sale shall terminate or otherwise affect the lien and security title of this Deed. to Secure Debt on any part of the Property not sold until all the Obligations have been paid in full. In the event Grantee elects to dispose of the Property through more than one sale, Grantor agrees to pay the costs and expenses of each such sale and of any proceedings wherein such sale may be made;
(iv) Grantee may, from time to time postpone or adjourn any sale by it to be made under or by virtue of this Deed to Secure Debt by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of Law, Grantee may, without further notice or publication, make such sale at the time and place to which the same shall be so adjourned, or the Grantee may give a new notice of sale;

(v) Upon any sale made under or by virtue of this Section 6.1(e) (whether made under the power of sale granted herein or by virtue of proceedings or of a judgment or decree of foreclosure and sale), Grantee may bid for and acquire the Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Obligations the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which Grantee is authorized to deduct under this Deed to Secure Debt, or any other Financing Document;
(vi) Upon any foreclosure sale or sales of all or any portion of the Property under the power herein granted, Grantee may bid for and purchase the Property and shall be entitled to apply all or any part of the Obligations as a credit to the purchase price.
(vii) In case Grantee shall have proceeded to enforce any right, power or remedy under this Deed to Secure Debt by foreclosure, entry or otherwise, or in the event Grantee commences advertising of the intended exercise of the sale under power provided hereunder, and such proceeding or advertisement shall have been withdrawn, discontinued or abandoned for any reason, or shall have been determined adversely to Grantee, then in every such case, (i) all rights, powers and remedies of Grantee shall continue as if no such proceeding had been taken, (ii) each and every Event of Default declared or occurring prior to or subsequent to such withdrawal, discontinuance or abandonment shall and shall be deemed to be a continuing Event of Default, and (iii) neither this Deed to Secure Debt, nor the Notes, nor the Obligations, nor any other instrument concerned therewith, shall be or shall be deemed to have been reinstated or otherwise affected by such withdrawal, discontinuance or abandonment; and Grantor hereby expressly waives the benefit of any statute or rule of law now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the above.
(viii) No recovery of any judgment by Grantee and no levy of an execution under any judgment upon the Property or upon any other property of Grantor shall affect in any manner or to any extent, the Lien of this Deed to Secure Debt upon the Property or any part thereof, or any Liens, titles, rights, powers or remedies of Grantee hereunder, under any other Financing Document, but such Liens, titles, rights, powers and remedies of Grantee shall continue unimpaired as before;
(ix) Grantor agrees, to the fullest extent permitted by Law, that upon the occurrence and during the continuation of an Event of Default, neither Grantor nor anyone claiming through or under Grantor shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead, exemption or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Deed to Secure Debt, or the absolute sale of the Property, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereat, and Grantor, for itself and all who may at any time claim through or under it, hereby waives to the fullest extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprised in the security intended to be created hereby marshaled upon any foreclosure of the Lien hereof; and

(x) Grantee may foreclose this Deed to Secure Debt subject to the rights of any tenants of the Property, and the failure to make any such tenants parties to any such foreclosure proceedings and to foreclose such tenants’ rights will not be, nor be asserted to be by Grantor, a defense to any proceedings instituted by Grantee to collect the sums secured hereby.
(f) take over and direct collection of the Rents, the Proceeds and the Receivables that are included in the Property and the proceeds thereof, give notice of the lien of this Deed to Secure Debt upon the Rents, the Proceeds and the Receivables and the proceeds thereof to any or all Persons obligated to Grantor thereon, direct such Persons to make payment of all moneys paid or payable thereon directly to Grantee (and, at the request of Grantee, Grantor shall indicate on all billings that payments thereon are to be made to Grantee) and give any Person so notified and directed the receipt of Grantee for any such payment as full release for the amount so paid;
(g) take control of any and all of the Rents, Proceeds and Receivables, accounts, contractual and other rights that are included in the Property and proceeds arising from any such contractual and other rights, and enforce collection, either in the name of Grantee or in the name of Grantor, of any or all of the Rents, Proceeds and Receivables, accounts, contractual and other rights that are included in the Property and proceeds thereof by suit or otherwise, and receive, surrender, release or exchange all or any part thereof or compromise, settle, extend or renew (whether or not longer than the original period) any indebtedness thereunder;
(h) endorse in the name of Grantor any instrument, howsoever received by Grantee, representing Property, or proceeds of any of the Property;
(i) subject to the provisions of Article IV hereof, exercise all the rights and remedies granted to a secured party under Article 9 of the Uniform Commercial Code in effect in the jurisdiction where the Property is located and all other rights and remedies given to Grantee by this Deed to Secure Debt or any other Financing Document otherwise available at law or in equity; and
(j) to the fullest extent permitted by applicable Law, without further notice to Grantor, as a matter of right without notice and without giving bond and without regard to the solvency or insolvency of Grantor, whether waste has occurred or is occurring to the Property, value of the Property or adequacy of the security of the Property, to apply to any court having jurisdiction for the appointment of a receiver or receivers for the Property, and Grantor does hereby irrevocably consent to such appointment. Notwithstanding the foregoing, Grantor hereby waives any right to require appointment of a receiver.

Grantee shall not be under any obligation to make any of the payments or do any of the acts referred to in this Section 6.1 and, except as otherwise required by law, any of the actions referred to in this Section 6.1 may be taken irrespective of whether any election to sell has been given hereunder and without regard to the adequacy of the security for the Obligations. To the fullest extent permitted by applicable Law, Grantor hereby expressly waives any and all rights of redemption from sale under the power of sale granted herein or under any order or judgment of foreclosure of the Lien of this Deed to Secure Debt on behalf of Grantor and each and every person acquiring any interest in or title to the Property subsequent to the date of this Deed to Secure Debt and on behalf of any other Persons. The reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) of Grantee incurred in connection with the preservation, collection and enforcement of this Deed to Secure Debt or of the Lien granted hereby, including any amounts advanced by Grantee to protect or preserve the Property, shall be secured by this Deed to Secure Debt, and Grantor covenants and agrees to pay them to the order of Grantee promptly upon demand.
6.2 Rescission of Notice of Event of Default. Grantee, at any time before any sale pursuant to Section 6.1, may rescind any notice of an Event of Default and/or of election to cause any portion of the Property to be sold. The exercise by Grantee of such right of rescission shall not (unless otherwise expressly provided by the terms of such rescission) constitute a waiver of any Event of Default then existing or subsequently occurring, shall not impair the right of Grantee to cause any portion of the Property to be sold thereafter and shall not otherwise affect any provision, agreement, covenant or condition of this Deed to Secure Debt, the Credit Agreement or any other Financing Document or the rights, obligations or remedies of the parties hereunder or thereunder.
6.3 Application of Proceeds.
(a) To the fullest extent permitted by applicable Law, all proceeds received by Grantee from the sale or other disposition of any portion of the Property pursuant to this Deed to Secure Debt shall be applied by Grantee in accordance with the provisions of Section 8.12 of the Credit Agreement.
(b) If Grantee shall be ordered, in connection with any bankruptcy, insolvency or reorganization of Grantor, to restore or repay to or for the account of Grantor or its creditors any amount theretofore received under this Section 6.3, the amount of such restoration or repayment shall be deemed to be an Obligation so as to place Grantee in the position it would have been in had such amount never been received by Grantee.
6.4 Additional Security. Subject to the provisions of the Credit Agreement, if Grantee at any time shall have a security interest securing any Obligation in addition to the lien created hereby on the Property, Grantee may enforce the terms of the Security Documents or otherwise realize upon the Property, at its option, either before or concurrently with the exercise of remedies as to such other security or after a sale is made of such other security, and may apply the proceeds to the Obligations without affecting the status of or waiving any right to exhaust all or any other security, including the Property, and without waiving any breach or Event of Default or any right or power whether exercised under the Financing Documents contained in the Financing Documents or provided for in respect of any such other security.

6.5 Remedies Cumulative. The rights, powers and remedies of Grantee under this Deed to Secure Debt, or any other security agreement, or any other Financing Document shall be cumulative and not exclusive of any other right, power or remedy which Grantee may have against Grantor pursuant to this Deed to Secure Debt or the other Financing Documents or existing at law or in equity or otherwise. Grantee’s rights, powers and remedies shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Grantee may determine to the fullest extent permitted by law and the Orders, without impairing or otherwise affecting the other rights and remedies of Grantee permitted by law, equity or contract or as set forth herein or in the other Financing Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. The obtaining of a judgment or decree on any of the Notes shall not in any manner affect the Lien of this Deed to Secure Debt upon the Property, and any judgment or decree so obtained shall be secured hereby to the same extent as the Notes are now secured. In case Grantee shall have proceeded to enforce any right or remedy under this Deed to Secure Debt by receiver, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Grantee, then and in every such case, but subject to applicable Law, Grantor and Grantee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Grantee shall continue as if no such proceeding had been taken. In the event of any foreclosure sale hereunder, all net proceeds shall be available for application to the Obligations whether or not such proceeds exceed the value of the Property for recordation, tax, insurance or other purposes. The only limitation upon the foregoing agreements as to the exercise of Grantee’s remedies is that there shall be but one full and complete satisfaction of the Obligations.
6.6 Attorney-in-Fact. Upon the occurrence and during the continuation of an Event of Default, Grantor hereby appoints Grantee attorney-in-fact of Grantor for the purpose of carrying out the provisions of this Deed to Secure Debt and taking any action and executing any instrument that Grantee may deem reasonably necessary or advisable to accomplish the purposes hereof at Grantor’s expense, which appointment is coupled with an interest and cannot be revoked.
6.7 WAIVER OF GRANTOR’S RIGHTS. BY EXECUTION OF THIS DEED TO SECURE DEBT, GRANTOR EXPRESSLY: (A) ACKNOWLEDGES THE RIGHT OF GRANTEE TO ACCELERATE THE OBLIGATIONS EVIDENCED BY THE NOTES AND ANY OTHER SECURED OBLIGATIONS AND THE POWER OF ATTORNEY GIVEN HEREIN TO GRANTEE TO SELL THE PROPERTY BY NONJUDICIAL FORECLOSURE UPON DEFAULT BY GRANTOR WITHOUT ANY JUDICIAL HEARING AND WITHOUT ANY NOTICE OTHER THAN SUCH NOTICE (IF ANY) AS IS SPECIFICALLY REQUIRED TO BE GIVEN UNDER THE PROVISIONS OF THIS DEED TO SECURE DEBT; (B) WAIVES ANY AND ALL RIGHTS WHICH GRANTOR MAY HAVE UNDER THE CONSTITUTION OF THE UNITED STATES OF AMERICA (INCLUDING, WITHOUT LIMITATION, THE FIFTH AND FOURTEENTH AMENDMENTS THEREOF), THE VARIOUS PROVISIONS OF THE CONSTITUTIONS FOR THE SEVERAL STATES, OR BY REASON OF ANY OTHER APPLICABLE LAW, (1) TO NOTICE AND TO JUDICIAL HEARING PRIOR TO THE EXERCISE BY GRANTEE OF ANY RIGHT OR REMEDY HEREIN PROVIDED TO GRANTEE, EXCEPT SUCH NOTICE (IF ANY) AS IS SPECIFICALLY REQUIRED TO BE GIVEN UNDER THE PROVISIONS OF THIS DEED TO SECURE DEBT AND EXCEPT FOR OGCA SECTION 44-14161 ET. SEQ. AND (2) CONCERNING THE APPLICATION, RIGHTS OR BENEFITS OF ANY STATUTE OF LIMITATION OR ANY

MORATORIUM, REINSTATEMENT, MARSHALLING, FORBEARANCE, APPRAISEMENT, VALUATION, STAY, EXTENSION, HOMESTEAD, EXEMPTION OR REDEMPTION LAWS; (C) ACKNOWLEDGES THAT GRANTOR HAS READ THIS DEED TO SECURE DEBT AND ANY AND ALL QUESTIONS OF GRANTOR REGARDING THE LEGAL EFFECT OF THIS DEED TO SECURE DEBT AND ITS PROVISIONS HAVE BEEN EXPLAINED FULLY TO GRANTOR, AND GRANTOR HAS CONSULTED WITH COUNSEL OF GRANTOR’S CHOICE PRIOR TO EXECUTING THIS DEED TO SECURE DEBT; AND (D) ACKNOWLEDGES THAT ALL WAIVERS OF THE AFORESAID RIGHTS OF GRANTOR HAVE BEEN MADE KNOWINGLY; INTENTIONALLY AND WILLINGLY BY GRANTOR AS PART OF A BARGAINED-FOR LOAN TRANSACTION AND THAT THIS DEED TO SECURE DEBT IS VALID AND ENFORCEABLE BY GRANTEE AGAINST GRANTOR IN ACCORDANCE WITH ALL THE TERMS AND CONDITIONS HEREOF.
6.8 Payment of Costs and Expenses. Grantor shall promptly reimburse Grantee and the other Senior Secured Parties for reasonable costs and expenses (including legal fees and expenses of counsel) incurred under this Deed to Secure Debt in accordance with the provisions of the Credit Agreement.
6.9 Grantor’s Waivers.
(a) Grantor has read and hereby approves the Credit Agreement, the Intercreditor Agreement, the other Financing Documents, and all other agreements and documents relating thereto. Grantor acknowledges that it has been represented by counsel of its choice to review this Deed to Secure Debt, the Financing Documents, and all other documents relating thereto and said counsel has explained and Grantor understands the provisions thereof.
(b) To the fullest extent permitted by applicable Law, Grantor hereby expressly waives diligence, demand, presentment, protest and notice of every kind and nature whatsoever (unless as otherwise required under this Deed to Secure Debt) and waives any right to require Grantee or any other Senior Secured Party to enforce any remedy against any guarantor, endorser or other person whatsoever prior to the exercise of its rights and remedies hereunder or otherwise. To the fullest extent permitted by applicable Law, Grantor waives any right to require Grantee or any other Senior Secured Party to: (i) proceed or exhaust any collateral security given or held by Grantee or any other Senior Secured Party in connection with the Obligations; or (ii) pursue any other remedy in Grantee’s or any other Senior Secured Party’s power whatsoever.
(c) To the fullest extent permitted by applicable Law, until all Obligations shall have been paid indefeasibly in full, Grantor: (i) shall not have any right of subrogation to any of the rights of Grantee or any other Senior Secured Party against any guarantor, maker or endorser; (ii) waives any right to enforce any remedy which Grantee or other Senior Secured Party now has or may hereafter have against any other guarantor, maker or endorser; and (iii) waives any benefit of and any other right to participate in, any collateral security for the Obligations or any guaranty of the Obligations now or hereafter held by Grantee or any other Senior Secured Party.

(d) Subject to any applicable provisions of the Credit Agreement, Grantor hereby authorizes and empowers Grantee in its sole discretion, without any notice (except as expressly otherwise provided herein) or demand and without affecting the lien and charge of this Deed to Secure Debt; to exercise any right or remedy which Grantee or any other Senior Secured Party may have available to it, including, but not limited to, foreclosure, or exercise of rights of power of sale without judicial action as to any collateral security for the obligations, whether real, personal or intangible property.
(e) To the fullest extent permitted by applicable Law, the Grantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Grantor’s rights of subrogation and reimbursement against the principal by the operation of the laws and court rules of the State in which the Land is located.
(f) To the fullest extent permitted by Law, Grantor hereby covenants and agrees that it shall not at any time insist upon or plead, or in any manner whatsoever claim or take any advantage of, any stay, exemption or extension law or any so-called “moratorium law” now or at any time hereafter in force, nor claim, take or insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Property, or any part thereof; prior to any sale or sales thereof to be made pursuant to any provisions herein contained, or to any decree, judgment or order of any court of competent jurisdiction; or after such sale or sales claim or exercise any rights under any statute now or hereafter in force to redeem the property so sold, or any part thereof, to the extent such covenant and agreement is permitted by applicable Law, or relating to the marshaling thereof, upon foreclosure sale or other enforcement hereof. To the fullest extent permitted by Law, Grantor hereby expressly waives any and all rights it may have to require that the Property be sold as separate tracts or units in the event of foreclosure. To the fullest extent permitted by Law, Grantor hereby expressly waives any and all rights of redemption after sale under any order or decree of foreclosure of this Deed to Secure Debt, on its own behalf, on behalf of all Persons claiming or having an interest (direct or indirect) by, through or under Grantor and on behalf of each and every Person acquiring any interest in or title to the Real Property subsequent to the date hereof, it being the intent hereof that any and all such rights of redemption of Grantor and of all other Persons, are and shall be deemed to be hereby waived to the full extent permitted by applicable Law. To the fullest extent permitted by law, Grantor agrees that it shall not, by invoking or utilizing any applicable Law or laws or otherwise, hinder, delay or impede the exercise of any right, power or remedy herein or otherwise granted or delegated to Grantee or any other Senior Secured Party, but shall suffer and permit the exercise of every such right, power and remedy as though no such law or laws have been or will have been made or enacted.
ARTICLE VII
MISCELLANEOUS
7.1 Performance at Grantor’s Expense. Except as expressly provided herein or in the other Financing Documents to the contrary, no portion of the cost and expense of performing or complying with any of the obligations imposed on Grantor by this Deed to Secure Debt shall be borne by Grantee or any other Senior Secured Party, and no portion of such cost and expense shall be, in any way or to any extent, credited against the aggregate amounts payable by Grantor pursuant to the Credit Agreement or any other Financing Document.

7.2 Grantee’s Right to Perform the Obligations. If Grantor shall fail, refuse or neglect to make any payment or to perform any act required of it by this Deed to Secure Debt, or any other Financing Document, then at any time after the occurrence of any Event of Default or as otherwise expressly permitted by the terms of the Credit Agreement, the Intercreditor Agreement or any other Financing Document, without waiving or releasing any other right, remedy or recourse Grantee may have because of same, Grantee may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Grantor. All sums paid by Grantee pursuant to this Section 7.2 and all other sums expended by Grantee, together with interest thereon from the date of such payment or expenditure, shall constitute additions to the Obligations, and shall be secured by this Deed to Secure Debt, and Grantor covenants and agrees to pay them to the order of Grantee upon demand.
7.3 Survival of Obligations. Except as otherwise provided in the Credit Agreement, all and every portion of the Obligations shall survive the execution and delivery o f this Deed to Secure Debt and the other Financing Documents, the foreclosure or other exercise of remedies hereunder and the consummation of the transactions called for therein and herein until the Obligations shall be satisfied in full. This Deed to Secure Debt secures, and until the Obligations shall be paid and satisfied in full, shall secure the entire amount of the Obligations. The total amount of the indebtedness secured by this Deed to Secure Debt may increase or decrease from time to time.
7.4 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by facsimile as follows:

(a)	if to Grantor,

Southwest Georgia Ethanol, LLC
	Mailing Address:	P.O. Box 386
Camilla, GA 31730

	Physical Address:	4615 Back Nine Road
Pelham, GA 31779

	Attention:	Larry Kamp, Chief Financial Officer
	Telephone:	(229) 522-2822
	Facsimile:	(229) 522-2824
	E-mail:	larry@firstunitedethanol.com

(b)	if to Grantee,

WestLB AG, New York Branch
7 World Trade Center, 250 Greenwich Street
New York, NY 10007
	Attention:	Andrea Bailey
	Telephone:	212-597-1158
	Facsimile:	212-302-7964
	E-mail:	NYC_Agency_Services@WestLB.com

All notices and other communications given to any party hereto in accordance with the provisions of this Deed to Secure Debt shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile, or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 7.4 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 7.4.
7.5 Delay not a Waiver. Neither any failure nor any delay on the part of Grantee in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Notes, or under any other Financing Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Deed to Secure Debt, the Notes, or any other Financing Document, Grantee shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Deed to Secure Debt, the Notes, or the other Financing Documents, or to declare a default for failure to effect prompt payment of any such other amount.
7.6 Covenants Running with the Land. The Obligations and all obligations hereunder are intended by the parties to be, and shall be construed as, covenants running with the Real Property until such Real Property has been released from the Lien of this Deed to Secure Debt.
7.7 Severability. If any provision of this Deed to Secure Debt or the application thereof to any Person or circumstance, for any reason and to any extent, becomes invalid or unenforceable, then neither the remainder of this Deed to Secure Debt nor the application of such provision to other Persons or circumstances nor the other instruments referred to hereinabove shall be affected thereby, but rather shall be enforced to the greatest extent permitted by applicable Law.
7.8 Entire Agreement and Modification. This Deed to Secure Debt and the other Financing Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Deed to Secure Debt and the other Financing Documents.
7.9 Governing Law. This Deed to Secure Debt shall be governed, construed, applied and enforced in accordance with the laws of the State of Georgia and applicable laws of the United States of America.

7.10 Limitation on Grantee’s Responsibility. No provision of this Deed to Secure Debt shall operate to place any obligation or liability for the control, care, management or repair of the Property upon Grantee or any other Senior Secured Party, nor shall it operate to make Grantee or any other Senior Secured Party responsible or liable for any waste committed on the Property by the tenants or any other Person, or for any dangerous or defective condition of the Property, or for any negligence of any other Person in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, employee or stranger. Nothing herein contained shall be construed as constituting Grantee or any other Senior Secured Party “Grantee in possession.”
7.11 Rights of the Collateral Agent. The Collateral Agent shall be entitled to the rights, protections, immunities and indemnities set forth in the Credit Agreement, the Intercreditor Agreement and the other Financing Documents as if specifically set forth herein. With respect to the duties, obligations and rights of the Collateral Agent, if any conflict between the terms of this Agreement and the terms of the Credit Agreement arises, the terms of the Credit Agreement shall govern and control.
7.12 No Liability for Clean up of Hazardous Materials. In the event the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any duty or obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause the Collateral Agent to incur, or be exposed to, any Environmental Liabilities or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any Person for any Environmental Liabilities or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s action and conduct as authorized, empowered or directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any Hazardous Materials into the environment.
7.13 Headings. The Article and/or Section headings and the Table of Contents herein are included for convenience of reference only and shall not constitute a part of this Deed to Secure Debt for any other purpose.
7.14 Marshalling. Notwithstanding anything herein to the contrary, Grantor will not: (a) at any time insist upon, or plead, or in any manner whatever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Property or any part thereof whenever or wherever enacted, which may affect the covenants and terms of performance of this Deed to Secure Debt; (b) claim, take or insist upon any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Property, or any part thereof, prior to any sale or sales thereof which may be made pursuant to any provision herein, or pursuant to the decree, judgment or order of any court of competent jurisdiction; or (c) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to reinstate the Deed to Secure Debt or to redeem the property so sold or any part thereof. Additionally, Grantor hereby expressly waives all benefit or advantage of any such law or laws. Grantor, for itself and all who may claim under it, waives, to the extent that it lawfully may, all right to have the Property marshaled upon any foreclosure hereof. Grantee shall have the right to determine the order in which any or all portions of the Obligations arc satisfied from the proceeds realized upon the exercise of the remedies provided herein. Grantor, any party who consents to this Deed to Secure Debt and any party who now or hereafter acquires a lien or security interest in any of the Property and who has actual or constructive notice hereof hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable Law or provided herein.

7.15 Waiver of Jury Trial and Consent to Jurisdiction. GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS DEED TO SECURE DEBT, ANY OTHER FINANCING DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). GRANTOR (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS DEED TO SECURE DEBT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.15. In the event of litigation, this Deed to Secure Debt may be filed as a written consent to a trial by the court. Grantor hereby irrevocably submits to the jurisdiction of any court of competent jurisdiction located in the state in which any portion of the Property is located in connection with any proceeding arising out of or relating to this Deed to Secure Debt involving such portion of the Property.
7.16 Maximum Indebtedness and Future Advances. This Deed to Secure Debt shall secure not only existing Obligations, but also such future advances, whether such advances are obligatory or are to be made at the option of Grantee or the Senior Secured Parties or otherwise related to or in connection with the Credit Agreement, or the other Financing Documents, as are made by Grantee and/or the Senior Secured Parties to Grantor to the same extent as if such future advances were made on the date of the execution of this Deed to Secure Debt, including (a) any and all additional advances made by Grantee or the Senior Secured Parties to protect or preserve the Property or the Lien hereof on the Property, or to pay taxes, to pay premiums on insurance on the Property (whether or not the original Grantor remains the owner of the Property at the time of such advances and whether or not the original Grantee remains the Collateral Agent); (b) any and all expenses incident to the collection of the Obligations and the foreclosure hereof by action in any court or by exercise of the power of sale herein contained; (c) any and all amounts now owing or which may hereafter be owing by Grantor to Grantee, and/or the Senior Secured Parties pursuant to the Financing Documents, however and whenever incurred or evidenced, whether direct or indirect, absolute or contingent, due or to become due, together with any and all renewal or renewals and extension or extensions of the Obligations; and (d) the full and prompt payment and performance of any and all obligations or covenants of Grantor to Grantee and/or the Senior Secured Parties under the terms of any other agreements, assignments or other instruments now or hereafter evidencing, securing or otherwise relating to the Obligations, including the Financing Documents.

7.17 Lien Absolute; Multiple Collateral Transaction. Grantor acknowledges that this Deed to Secure Debt, the other Financing Documents, and those documents required by the Financing Documents together secure the Obligations. Grantor agrees that the Lien of this Deed to Secure Debt and all Obligations shall be absolute and unconditional and shall not in any manner be affected or impaired by any lack of validity or enforceability of the Credit Agreement, the Intercreditor Agreement or any other Financing Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, and the lien hereof shall not be impaired by any acceptance by Grantee of any security for or guarantees of any of the Obligations, or by any failure, neglect or omission on the part of Grantee to realize upon or protect any of the Obligations or any collateral security therefor, including the Financing Documents, or due to any other circumstance which might otherwise constitute a defense available to, or a discharge of, Grantor in respect of the Obligations or this Deed to Secure Debt (other than the indefeasible payment in full of all the Obligations). The lien hereof shall not in any manner be impaired or affected by any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, nonperfection, renewal, extension, indulgence, alteration, exchange, modification or disposition of any of the Obligations or of any of the collateral security therefor, or any amendment or waiver of or any consent to any departure from the Credit Agreement, the Intercreditor Agreement or any other Financing Document or of any guaranty thereof, if any, and Grantee may, in Grantee’s discretion, foreclose, exercise any power of sale, or exercise any other remedy available under any or all of the Financing Documents without first exercising or enforcing any other rights and remedies hereunder. Such exercise of rights and remedies under any or all of the Financing Documents shall not in any manner impair the Obligations or the Lien of this Deed to Secure Debt, and any exercise of any rights or remedies hereunder shall not impair the Lien of any of the other Financing Documents or any rights and remedies of any Senior Secured Party thereunder. Grantor specifically consents and agrees that Grantee may exercise any rights and remedies hereunder and under the other Financing Documents separately or concurrently and in any order that Grantee may deem appropriate.
7.18 Cancellation of Deed to Secure Debt. Upon written request of Grantor and upon payment in full and performance of all of the Obligations, and upon payment in full to Grantee of its fees, costs and expenses incurred or to be incurred thereby, this Deed to Secure Debt shall be cancelled and surrendered. Concurrently with such cancellation or surrender, Grantee, on the written request and at the expense of Grantor, will execute and/or deliver such instruments of conveyance and release (including appropriate UCC-3 terminations) prepared by Grantor and as may reasonably be requested by Grantor to evidence such release and satisfaction.
7.19 Renewal or Extension of Notes; Substitute Notes. This Deed to Secure Debt and all other instruments evidencing or securing the Notes shall likewise secure any extension, modification, renewal, substitution or replacement of the Notes and any note or notes which may be executed and delivered in substitution or replacement for the Notes. The lien of this Deed to Secure Debt shall in no manner be affected by any such extension, modification, renewal, substitution or replacement.

7.20 Conflicts. In the event of any conflict or inconsistency between the terms of this Deed to Secure Debt and those of the Credit Agreement, the terms of the Credit Agreement shall control. Grantor hereby acknowledges that it was represented by counsel in connection with the negotiation and drafting of this Deed to Secure Debt and that this Deed to Secure Debt and the other Financing Documents shall not be subject to the principle of construing their meaning against the party which drafted the same.
7.21 Assumption Not a Novation. Grantee’s acceptance of an assumption of the obligations of this Deed to Secure Debt and the Notes, and the release of Grantor hereof, shall not constitute a novation.
7.22 Acknowledgment of Receipt of Copies of Debt Instrument. Grantor hereby acknowledges the receipt of a copy of this Deed to Secure Debt and the Credit Agreement, together with a copy of each other agreement, document or instrument executed in connection with this Deed to Secure Debt.
[Rest of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, Grantor has caused this Deed to Secure Debt to be signed by Grantor’s duly authorized representative as of the day and year first above written.
Signed, sealed, and delivered in the presence of:

WITNESSES:	GRANTOR:

SOUTHWEST GEORGIA ETHANOL LLC

/s/ Murray Campbell Unofficial Witness:	By:	/s/ Lawrence A. Kamp Name: Lawrence A. Kamp Title: Chief Financial Officer

/s/ Alicia Shirah Notary Public
Notary Public for Mitchell County
Date: 2/4/11
My commission expires: 6/24/11

(SEAL)
Alicia H. Shirah
Georgia Notary Public — Mitchell County
Expires June 24, 2011

Grantee, in its capacity as Secured Party, has executed this Deed to Secure Debt for the purpose of becoming a signatory to the security agreement set forth herein.

WITNESSES:	GRANTEE/SECURED PARTY:

WESTLB AG, NEW YORK BRANCH

/s/ John Magalong Unofficial Witness:	By:	/s/ Dominick D’Ascoli Name: Dominick D’Ascoli Title: Director

/s/ Thomas Brensic Witness:	By:	/s/ Christian Grane Name: Christian Grane Title: Executive Director

/s/ Walter S. Lau Notary Public
Notary Public for State of New York
Date: 02/04/2011
My commission expires:

(SEAL)
WALTER S> LAU
NOTARY PUBLIC State of New York
No. 01LA6042821
Qualified in New York County
Commission Expires June 5, 2014

EXHIBIT A
LAND
Tract 1: All that tract or parcel of land situated, lying, and being in Land Lot No. 311 in the 10th Land District of Mitchell County, Georgia, containing 130.25 acres, more or less, and being more particularly described as follows:
Begin at a point which marks the intersection of the northern edge of the right of way of Fairway Road (R/W varies) with the western edge of the right of way of Back Nine Road (40’ maintained R/W), which point is marked by an iron pin set, and with this point as the Point of Beginning, go thence along the northern edge of the right of way of said Fairway Road a chord direction of south 86 degree S 31 minutes 59 seconds west a chord distance of 32.73 feet (an arc distance of 32.75 feet) to a point, from thence continue along the northern edge of the right of way of said Fairway Road north 89 degrees 51 minutes 31 seconds west a distance of 1872.49 feet to a point, from thence continue along the northern edge of the right of way of said Fairway Road north 88 degrees 32 minutes 45 seconds west a distance of 333.44 feet to a point marked by an iron pin found located on the eastern edge of the right of way of the Georgia & Florida Railnet (150’ R/W), from thence go along the eastern edge of the right of way of the said Georgia & Florida Railnet a chord direction of north 19 degrees 08 minutes 25 seconds east a chord distance of 141.77 feet (an arc distance of 141.78 feet) to a point, from thence continue along the eastern edge of the right of way of the said Georgia & Florida Railnet north 20 degrees 35 minutes 55 seconds east a distance of 1504.56 feet to a point, from thence continue along the eastern edge of the right of way of the said Georgia & Florida Railnet a chord direction of north 03 degrees 47 minutes 10 seconds west a chord distance of 2415.96 feet (an arc distance of 2490.46 feet) to a point marked by an iron pin found, from thence go north 84 degrees 40 minutes 21 seconds east a distance of 156.20 feet to a point marked by an iron pin found, from thence go south 25 degrees 34 minutes 16 seconds east a distance of 748.42 feet to a point marked by an iron pin set, from thence go south 89 degrees 48 minutes 54 seconds east a distance of 466.02 feet to a point marked by an iron pin set, from thence go south 70 degrees 48 minutes 03 seconds east a distance of 940.82 feet to a point marked by an iron pin set, which point lies on the western edge of the right of way of said Back Nine Road, from thence go along the western edge of the right of way of said Back Nine Road south 02 degrees 10 minutes 00 seconds east a distance of 414.26 feet to a point, from thence continue along the western edge of the right of way of said Back Nine Road a chord direction of south 01 degree 16 minutes 52 seconds west a chord distance of 130.26 feet (an arc distance of 130.34 feet) to a point, from thence continue along the western edge of the right of way of said Back Nine Road south 04 degrees 43 minutes 44 seconds west a distance of 302.32 feet to a point, from thence continue along the western edge of the right of way of said Back Nine Road south 01 degree 46 minutes 36 seconds west a distance of 188.65 feet to a point, from thence continue along the western edge of the right of way of said Back Nine Road south 00 degrees 50 minutes 41 seconds west a distance of 389.17 feet to a point, from thence continue along the western edge of the right of way of said Back Nine Road south 00 degrees 19 minutes 39 seconds west a distance of 486.22 feet to a point, from thence continue along the western edge of the right of way of said Back Nine Road south 00 degrees 21 minutes 05 seconds east a distance of 579.21 feet to a point, from thence continue along the western edge of the right of way of said Back Nine Road south 00 degrees 25 minutes 59 seconds east a distance of 229.62 feet to a point, from thence continue along the western edge of the right of way of said Back Nine Road south 02 degrees 10 minutes 05 seconds east a distance of 274.59 feet to a point marked by an iron pin set, the Point of Beginning.

Said tract of land is more particularly described as Tract 1 on that certain Plat of Survey prepared by Larry W. Grogan, Georgia Registered Land Surveyor No. 1649, entitled “ALTA/ASCM LAND TITLE SURVEY FOR SOUTHWEST GEORGIA ETHANOL, LLC, ET. AL.”, Survey Date: November 9, 2007, Plat Date: November 13, 2007, copy of which is recorded in Plat Book 32 page 175, in the Office of the Clerk of the Superior Court of Mitchell County, Georgia, to which reference is hereby particularly made.
Tract 2: All that tract or parcel of land situated, lying, and being in Land Lot No. 290 of the 10th Land District of Mitchell County, Georgia, containing 56.76 acres, more or less, and being more particularly described as follows:
Begin at the point of intersection of the northern edge of the right of way of Industrial Park Connector Road (80’ R/W) with the eastern edge of the right of way of Back Nine Road (40’ maintained R/W) which point is marked by an iron pin set, and with this point as the Point of Beginning, go thence along the eastern edge of the right of way of said Back Nine Road north 00 degrees 25 minutes 59 seconds west a distance of 177.24 feet to a point, from thence continue along the eastern edge of the right of way of said Back Nine Road north 00 degrees 21 minutes 05 seconds west a distance of 578.94 feet to a point, from thence continue along the eastern edge of the right of way of said Back Nine Road north 00 degrees 19 minutes 39 seconds east a distance of 485.80 feet to a point, from thence continue along the eastern edge of the right of way of said Back Nine Road north 00 degrees 50 minutes 41 seconds east a distance of 388.66 feet to a point, from thence continue along the eastern edge of the right of way of said Back Nine Road north 01 degree 46 minutes 36 seconds east a distance of 187.30 feet to a point, from thence continue along the eastern edge of the right of way of said Back Nine Road north 04 degrees 43 minutes 44 seconds east a distance of 301.29 feet to a point, from thence continue along the eastern edge of the right of way of said Back Nine Road a chord direction of north 01 degree 16 minutes 52 seconds east a chord distance of 135.09 feet (an arc distance of 135.17 feet) to a point, from thence continue along the eastern edge of the right of way of said Back Nine Road north 02 degrees 10 minutes 00 seconds west a distance of 194.33 feet to a point marked by an iron pin found, from thence go north 88 degrees 38 minutes 40 seconds east a distance of 858.22 feet to a point marked by an iron pin found, from thence go south 00 degrees 32 minutes 47 seconds west a distance of 1726.41 feet to a point marked by an axle found, from thence go south 01 degree 47 minutes 50 seconds west a distance of 800.67 feet to a point marked by an iron pin found, from thence go south 88 degrees 44 minutes 54 seconds east a distance of 459.58 feet to a point marked by an iron pin found, from thence go south 33 degrees 19 minutes 38 seconds east a distance of 146.88 feet to a point marked by an iron pin found, which point lies on the northern edge of the right of way of said Industrial Park Connector Road, from thence go along the northern edge of the right of way of said Industrial Park Connector Road a chord direction of south 74 degrees 56 minutes 00 seconds west a chord distance of 587.13 feet (an arc distance of 594.91 feet) to a point, from thence continue along the northern edge of the right of way of said Industrial Park Connector Road north 88 degrees 59 minutes 19 seconds west a distance of 237.39 feet to a point, from thence continue along the northern edge of the right of way of said Industrial Park Connector Road a chord direction of north 66 degrees 59 minutes 39 seconds west a chord distance of 456.91 feet (an arc distance of 468.33 feet) to a point, from thence continue along the northern edge of the right of way of said Industrial Park Connector Road north 45 degrees 00 minutes 00 seconds west a distance of 228.59 feet to a point marked by an iron pin set, the Point of Beginning.

LESS AND EXCEPT all that part of Tract 2, aforesaid, lying within the boundaries of the right of way of Hog Haw Road as shown on the plat of survey aforesaid.
Said tract of land is more particularly described as Tract 2 on that certain Plat of Survey prepared by Larry W. Grogan, Georgia Registered Land Surveyor No. 1649, entitled “ALTA/ACSM LAND TITLE SURVEY FOR SOUTHWEST GEORGIA ETHANOL, LLC, ET. AL.”, Survey Date: November 9, 2007, Plat Date: November 13, 2007, copy of which is recorded in Plat Book 32 page 175, in the Office of the Clerk of the Superior Court of Mitchell County, Georgia, to which reference is hereby particularly made.
Tract 3:
All that tract or parcel of land situated, lying, and being in Land Lot No. 290 in the 10th Land District of Mitchell County, Georgia, containing 0.31 acres, more or less, and being more particularly described as follows:
Begin at a point which marks the intersection of the northern edge of the right of way of Fairway Road (R/W varies) with the eastern edge of the right of way of Back Nine Road (40’ maintained R/W), which point is marked by an iron pin set, and with this point as the Point of Beginning, go thence along the eastern edge of the right of way of said Back Nine Road north 02 degrees 10 minutes 05 seconds west a distance of 203.10 feet to a point marked by an iron pin set on the southwestern edge of the right of way of Industrial Park Connector Road (80’ R/W), from thence go along the southwestern edge of the right of way of said Industrial Park Connector Road south 45 degrees 00 minutes 00 seconds east a distance of 144.60 feet to a point; from thence continue along the southwestern edge of the right of way of said Industrial Park Connector Road a chord direction of south 46 degrees 31 minutes 08 seconds east a chord distance of 36.58 feet (an arc distance of 36.58 feet) to a point marked by an iron pin set on the northern edge of the right of way of said Fairway Road; from thence go along the northern edge of the right of way of said. Fairway Road a chord direction of south 58 degrees 02 minutes 56 seconds west a chord distance of 142.73 feet (an arc distance of 144.59 feet) to a point marked by an iron pin set, the Point of Beginning.

32